EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135614, 333-129267, 333-116365, 333-58162, and 333-92053 on Forms S-8 and Registration Statement No. 333-122803 on Form S-3 of our reports dated March 14, 2007, relating to the financial statements and financial statement schedules of Merit Medical Systems, Inc. and Subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Merit Medical Systems, Inc. and Subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
March 14, 2007